Exhibit 10.41.4
DYNEX CAPITAL, INC.

2020 STOCK AND INCENTIVE PLAN

FORM OF
PERFORMANCE UNIT AWARD

This Performance Unit Award Agreement (this “Agreement”) is made as of <<date>> (the “Grant Date”), by Dynex Capital, Inc., a Virginia corporation (the “Company”), to <<name>>, a Key Employee of the Company (the “Participant”). Defined terms used in this Agreement without definition shall have the meanings ascribed to them in the Plan (defined below).

RECITALS

WHEREAS, the Dynex Capital, Inc. 2020 Stock and Incentive Plan (the “Plan”) permits the grant of Performance Units that vest based on attainment of Performance Goals (“Performance Units”) in accordance with the terms and provisions of the Plan; and

WHEREAS, the Company desires to grant Performance Units to the Participant, and the Participant desires to accept such Performance Units, on the terms and conditions set forth herein and in the Plan; and

WHEREAS, the Performance Units granted pursuant to this Agreement shall vest based on the attainment of Performance Goals related to Total Shareholder Return (“TSR”) and Total Economic Return (“TER”) and continued employment; and

WHEREAS, the applicable provisions of the Plan are incorporated into this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Award of Performance Units. The Company hereby awards to the Participant <<number>> Performance Units (hereinafter, the “Target Award”), subject to the vesting and other conditions of this Agreement. Payment of the Performance Units will be based on performance against the metrics forth in Schedule A (the “Performance Goals”) and, except as otherwise provided herein, continued employment.

2.    Vesting.

(a)    General Vesting Terms. The Participant shall vest in a number of Performance Units with respect to the Target Award based on the attainment of the Performance Goals as of the end of the Performance Period (as defined below), provided that, except as set forth in Sections 2(b), 2(c) and 2(d), the Participant remains employed by the Company or a Subsidiary through <<date>> (the “Vesting Date”). The performance period is the period beginning on <<date>> and ending on <<date>>, unless earlier terminated in accordance with Sections 2(b), 2(c), or 2(d) below (the “Performance Period”). Except as specifically provided below in this Section 2, no Performance Units will vest for any reason prior to the Vesting Date, and in the event of a termination of the Participant’s employment prior to the Vesting Date, the Participant will forfeit to the Company all Performance Units that have not yet vested as of the termination date.

(b)    Involuntary Termination.

(i)    Except as provided in Section 2(d) below, if the Participant incurs an Involuntary Termination prior to the Vesting Date, then on the date of such Involuntary Termination, the Participant will vest in a number of Performance Units based on attainment of the Performance Goals through the date of the Involuntary Termination as described in Schedule A. For purposes of calculating performance pursuant to this Section 2(b), the last day of the Performance Period shall be the date of the Involuntary Termination.

(ii)    For purposes of this Agreement, the term “Involuntary Termination” shall mean the Participant’s termination of employment from the Company and its Subsidiaries on account of a termination by the Company or a Subsidiary without Cause, other than on account of death or Disability, or the Participant’s termination of employment from the Company and its Subsidiaries on account of a termination by the Participant for Good Reason, in either case, provided the Participant signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company (a “Release”).

(c)    Retirement, Death or Disability.

(i)    Except as provided in Section 2(d) below, if the Participant incurs a termination of employment on account of Retirement, death, or Disability prior to the Vesting Date, then on the date of such termination of employment, the Participant will vest in a number of Performance Units based on the attainment of the Performance Goals through the date of such termination of employment as described in Schedule A, provided that in the event the termination of employment is on account of Retirement or Disability, the Participant signs and does not revoke a Release. For purposes of calculating performance pursuant to this Section 2(c), the last day of the Performance Period shall be the date of the termination of employment.

(ii)    For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company.

(iii)    For purposes of this Agreement, the term “Retirement” shall mean termination of employment other than for Cause after attaining age 65 with 10 years of service with the Company.

(d)    Change of Control.

(i)    If a Change of Control occurs on or before <<date>>, the number of Performance Units that may vest shall be determined as of the date of the Change of Control based on performance through the date of the Change of Control, and such Performance Units shall vest if the Participant remains employed through the Vesting Date. For purposes of calculating performance pursuant to this Section 2(d) as of the date of the Change of Control, the last day of the Performance Period shall be the date immediately prior to the Change of Control.

(ii)    If the Participant’s employment terminates on account of Involuntary Termination within six (6) months prior to a Change of Control or on account of Involuntary Termination, Retirement, death, or Disability upon or within 18 months following a Change of Control, the Participant will immediately vest in the Performance Units calculated as described in Section 2(d)(i) above.

(e)    Cause. Notwithstanding anything in this Agreement to the contrary, in the event the Participant’s employment is terminated by the Company or a Subsidiary for Cause, all outstanding Performance Units (whether vested or unvested) held by the Participant shall immediately terminate and be of no further force or effect.

(f)    Other Termination. Except as provided in Sections 2(b), 2(c), and 2(d), in the event of a termination of employment prior to the Vesting Date, the Participant will forfeit all unvested Performance Units. No Performance Units will vest after the Participant’s employment with the Company or a Subsidiary has terminated for any reason.

3.    Performance Units Account. The Company shall establish a bookkeeping account on its records for the Participant and shall credit the Participant’s Performance Units to the bookkeeping account.

4.    Dividend Equivalents. Dividend equivalents shall accrue with respect to the target number of Participant’s Performance Units and shall be payable subject to the same vesting terms, vesting percentage and other conditions as the Performance Units to which they relate. Dividend equivalents shall be credited on the Performance Units when dividends are declared on shares of Stock from the Grant Date until the payment date for the vested Performance Units. The Company will keep records of dividend equivalents in a non-interest-bearing bookkeeping account for the Participant. No interest will be credited to any such account. Vested dividend equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related dividend equivalents shall also be forfeited.

5.    Conversion of Performance Units.

(a)    Except as otherwise provided in this Section 5, if the Performance Units vest in accordance with this Agreement, the Participant shall be entitled to receive payment of the vested Performance Units within 60 days after the Vesting Date.

(b)    If the Performance Units vest in accordance with Sections 2(b), 2(c), or 2(d)(ii) (i.e. Involuntary Termination, Retirement, Disability or death), the vested Performance Units shall be paid within 60 days after the date of the Participant’s termination of employment, subject to the six (6) month delay described in Section 16 below, if applicable, or, if later, upon the Change of Control, consistent with Code Section 409A.

(c)    On the applicable payment date, each vested Performance Unit credited to the Participant’s account shall be settled in whole shares of Stock of the Company equal to the number of vested Performance Units, subject to (i) the limitation of Section 5(d) below, (ii) compliance with the six (6)month delay described in Section 16 below, if applicable, and (iii) the payment of any federal, state and local withholding taxes as described in Section 12 below. The obligation of the Company to distribute shares of Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 14 below.

(d)    For the avoidance of doubt, the Participant will forfeit all Performance Units if the Participant’s employment is terminated for Cause prior to the payment date under this Section 5.

6.    Certain Corporate Changes. In the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the Committee shall adjust, as provided in the Plan, the number and class of shares or securities of the Company underlying the Performance Units held by the Participant, the maximum, target and threshold number of shares of Stock for which the Performance Units may vest, the Performance Goals, and the share price or class of Stock for purposes of the Performance Goals, in each case, as appropriate to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Performance Units. Any adjustment that occurs under the terms of this Section 6 or the Plan will not change the timing or form of payment with respect to any Performance Units except in accordance with Code Section 409A.

7.    No Stockholder Rights. The Participant has no voting rights, no dividend rights, and no other ownership rights and privileges of a stockholder with respect to the shares of Stock subject to the Performance Units, except as provided in Section 4 above with respect to dividend equivalents.

8.    Retention Rights. Neither the award of Performance Units, nor any other action taken with respect to the Performance Units, shall confer upon the Participant any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Participant’s employment or service at any time.

9.    Amendment; Modification or Substitution. This award may be amended, modified or substituted by the Committee, in whole or in part, in accordance with Section 15.1 of the Plan.

10.    Notice. Any notice to the Company provided for in this Agreement shall be addressed to it in care of the Chief Financial Officer of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, VA 23060, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Participant may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Agreement, the Participant hereby consents to the delivery of information (including without limitation, information required to be delivered to the Participant pursuant to the applicable securities laws) regarding the Company, the Plan, and the Performance Units via the Company’s electronic mail system or other electronic delivery system.

11.    Incorporation of Plan by Reference. This Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Participant’s receipt of the Performance Units awarded under this Agreement constitutes the Participant’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Agreement, and/or the Performance Units shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest in such Performance Units. The settlement of any award with respect to Performance Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan.

12.    Income Taxes; Withholding Taxes. The Participant agrees, as a condition of receiving the Performance Units, to pay to the Company or a Subsidiary, as applicable, or make arrangement satisfactory to the Company regarding the payment of, all applicable federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the Performance Units. The Participant is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Performance Units pursuant to this Agreement. At the time of taxation, the Company shall have the right to deduct from amounts payable with respect to the Performance Units, including by withholding shares of Stock, an amount equal to the federal (including FICA), state and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Performance Units. Without limiting the foregoing, upon payment of the Performance Units, the Company shall withhold shares subject to the vested Performance Units to cover any of the applicable withholding for related FICA tax and income tax liabilities.

13.    Governing Law. The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle.

14.    Award Subject to Applicable Laws and Company Policies. This Agreement shall be subject to any required approvals by any governmental or regulatory agencies. This award of Performance Units shall be subject to repayment to (i.e., clawback by) the Company or a related entity as determined in good faith by the Committee or the Board in the event repayment is required by the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time or by applicable federal or state law or regulation or applicable listing standard of any national securities exchange or system on which the Stock is then listed or reported, but in no event with a look-back period of more than three years, unless in the opinion of counsel satisfactory to the Participant required by applicable federal or state law or regulation or applicable listing standard.

15.    Assignment. This Agreement shall bind and inure to the benefit of the successors and assignees of the Company. The Participant may not sell, assign, transfer, pledge, or otherwise dispose of the Performance Units, except in the event of the Participant’s death.

16.    Code Section 409A. This award of Performance Units is intended to be exempt from or comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Performance Units constitute “deferred compensation” under Code Section 409A and the Performance Units become vested and settled upon the Participant’s termination of employment, payment with respect to the Performance Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Code Section 409A (as determined by the Committee) and if required pursuant to Code Section 409A. If payment is delayed, the shares of Stock of the Company and accrued cash dividend equivalents shall be distributed within 30 days after the date that is the six-month anniversary of the Participant’s termination of employment. If the Participant dies during the six-month delay, the shares of Stock and accrued cash dividend equivalents shall be distributed in accordance with the Participant’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Performance Units may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Code Section 409A, if required pursuant to Code Section 409A. To the extent that any provision of this Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Performance Units to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. If the Performance Units constitute “deferred compensation” under Code Section 409A and payment is subject to the execution of a Release, and if such payment could be made in more than one taxable year, payment shall be made in the later taxable year, if required by Code Section 409A.

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    IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Participant has placed his or her signature hereon, effective as of the Grant Date set forth above.

DYNEX CAPITAL, INC.

By:     ____________________________________
Name:
Title:

By signing below, the Participant (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that he or she has read this Agreement and understands the terms and conditions set forth herein, (c) accepts the award of the Performance Units described in this Agreement, (d) agrees to be bound by the terms of the Plan and this Agreement, and (e) agrees that all decisions and determinations of the Committee with respect to the Performance Units shall be final and binding.

                        PARTICIPANT:

                        _______________________________________
                        Name:
                        Date:
1

Schedule A

The Performance Units will vest based on the attainment of TSR and TER Performance Goals, as described in this Schedule A.

Relative Performance Goals

1.    Relative Performance Goals.

(a)    Vesting. Vesting of an aggregate of <<percent>>% of the Performance Units will be based on attainment of the following performance results:

(i)    <<percent>>% of the Target Award of Performance Units will vest based on the Company’s relative TSR for the Performance Period (“Relative TSR”) as compared to the Peer Group (as defined in Section 2(e) below) (“Relative TSR Tranche”), and

(ii)    <<percent>>% of the Target Award of Performance Units will vest based on the Company’s relative TER as compared to the TER for the Peer Group for the Performance Period (“Relative TER”) (“Relative TER Tranche”).

(b)    Relative TSR. At the end of the Performance Period, the TSR for the Company, and for each company in the Peer Group, shall be calculated by dividing (i) the Closing Average Share Value (as defined below) by (ii) the Opening Average Share Value (as defined below).

(i)    The term “Closing Average Share Value” means the average value of the common stock, based on Accumulated Shares (as defined below), for the 20 trading days ending on the last trading day of the Performance Period (i.e., the 20 trading days ending on and including the last day of the Performance Period), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 20-day period.

(ii)    The term “Opening Average Share Value” means the average value of the common stock, based on Accumulated Shares, for the 20 trading days ending on the day immediately preceding the first day of the Performance Period (i.e., the 20 trading days ending on and including <<date>>), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading day during the 20-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 20-day period. The Company’s Opening Average Share Value is $<<price>>.
(iii)    The term “Accumulated Shares” means, for a given trading day, the sum of (i) one share and (ii) a cumulative number of shares of the company’s common stock deemed purchased with dividends declared on a company’s common stock during the period described below, assuming same-day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date. The calculations under this Schedule A shall include ex-dividend dates during the period beginning <<date>> and ending on the applicable trading day.
(iv)    If the TSR calculation is made as of the date of a Change of Control pursuant to Section 2(d) of the Agreement, the price per share of Stock for purposes of the Change of Control, as determined by the Committee, shall be used instead of the 20-day average for purposes of calculating the Closing Average Share Value for the Company’s TSR.
(c)    Relative TER. At the end of the Performance Period, the TER for the Company, and for each company in the Peer Group, is calculated as (A) (i) such company’s Book Value per share of stock at the end of the Performance Period, plus (ii) the cumulative dividends declared by such company during the Performance Period, divided by (B) the Book Value per share of stock on the day immediately preceding the first day of the Performance Period (<<date>>). If the Performance Period ends on the Participant’s termination of employment or a Change of Control occurring prior to the Vesting Date, as described in Section 2 of the Agreement, then TER performance will be determined as of the end of the
Schedule A - 1

calendar quarter ending on or immediately preceding such termination of employment or Change of Control, as applicable.

(d)    “Book Value” per share of Stock is defined as the total common stockholders' equity, divided by the number of common shares of the company as of the applicable date, and shall be derived from the company’s financial statements, prepared in accordance with GAAP. For avoidance of doubt, Book Value per common share will be calculated using the liquidation preference of any preferred stock outstanding as of the date of the computation. The Company’s Book Value per share of Stock on <<date>> was $<<price>>.

2.    Relative TSR and TER Vesting Percentage.

(a)    Subject to Section 3 below, the number of Performance Units that will vest for the Performance Period with respect to the Relative TSR Tranche shall be determined by multiplying (i) <<percent>>% of the Target Award by (ii) the Relative TSR Vesting Percentage, as determined under this Section 2.

(b)    Subject to Section 3 below, the number of Performance Units that will vest for the Performance Period with respect to the Relative TER Tranche shall be determined by multiplying (i) <<percent>>% of the Target Award by (ii) the Relative TER Vesting Percentage, as determined under this Section 2.

(c)    The Relative TSR Vesting Percentage and the Relative TER Vesting Percentage will be determined based on the Company’s TSR and TER for the Performance Period as compared to the TSR and TER of the companies in the Peer Group for the Performance Period, as follows:

Performance Level*	Relative TSR	Relative TSR Vesting Percentage
Maximum	<<rank>> Percentile or above	<<percent>>%
Target	<<rank>>Percentile	<<percent>>%
Threshold	<<rank>>Percentile	<<percent>>%
Below Threshold	Below <<rank>>Percentile	<<percent>>%
Performance Level*	Relative TER	Relative TER Vesting Percentage
Maximum	<<rank>>Percentile or above	<<percent>>%
Target	<<rank>>Percentile	<<percent>>%
Threshold	<<rank>>Percentile	<<percent>>%
Below Threshold	Below <<rank>>Percentile	<<percent>>%

* If the Company’s TSR rank or TER rank, as applicable, falls between the threshold and maximum measuring points, the Company’s TSR or the TER rank, as applicable, will be rounded to the nearest whole percentage point.
(d)    The companies in the Peer Group will be determined on the first day of the Performance Period for purposes of the Relative TSR and Relative TER calculations and will be changed only in accordance with Section 2(e) below. No company shall be added to the Peer Group during the Performance Period for purposes of the Relative TSR or Relative TER calculation.

(e)    The term “Peer Group” means the companies listed on Exhibit A and will be subject to change as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a company in the Peer Group in which the company in the Peer Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the Peer Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the Peer Group.
Schedule A - 2

(ii)    In the event of a merger, acquisition or business combination transaction of a company in the Peer Group, a “going private” transaction or other event involving a company in the Peer Group or the liquidation of a company in the Peer Group, in each case where the company in the Peer Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the Peer Group.

(iii)    Notwithstanding the foregoing, in the event of a bankruptcy of a company in the Peer Group where the company in the Peer Group is not publicly traded at the end of the Performance Period, such company shall remain a company in the Peer Group but shall be deemed to have a TSR of negative 100% (-100%).

3.    Vesting Cap Based on Company Absolute TSR and Company Absolute TER Performance.
(a)    After the Relative TSR Vesting Percentage and the Relative TER Vesting Percentage are determined, as described in Section 2 above, the Company Absolute TSR and the Company Absolute TER, respectively, for the Performance Period will be evaluated to determine the actual number of Performance Units that vest based on Relative TSR and Relative TER performance (the “Final Payout Percentage”).

(b)    If the Company Absolute TSR Performance is negative, the Final Payout Percentage with respect to the Relative TSR Tranche will not exceed <<percent>>% of the Target Award, even if the Relative TSR Vesting Percentage determined under Section 2 above is greater than target. If the Company Absolute TSR is zero or positive, the Final Payout Percentage for the Relative TSR Tranche will be the Relative TSR Vesting Percentage determined under Section 2 above.

(c)    If the Company Absolute TER Performance is negative, the Final Payout Percentage with respect to the Relative TER Tranche will not exceed <<percent>>% of the Target Award, even if the Relative TER Vesting Percentage determined under Section 2 above is greater than target. If the Company Absolute TER is zero or positive, the Final Payout Percentage for the Relative TSR Tranche will be the Relative TER Vesting Percentage determined under Section 2 above.

Absolute Performance Goals

4.    Vesting of <<percent>>% of the Target Award of Performance Units will be based on the Company’s Absolute TER Performance over the Performance Period, as compared to the following reference points:

Performance Level*	TER Performance	TER Performance as a Percentage Increase	Absolute TER Vesting Percentage
Maximum	$<<price>>	<<percent>>%	<<percent>>%
Target	$<<price>>	<<percent>>%	<<percent>>%
Threshold	$<<price>>	<<percent>>%	<<percent>>%
Below Threshold		<<percent>>%	<<percent>>%
* If the Company’s TER performance falls between the threshold and maximum measuring points, the Company’s Absolute TER Performance will be rounded to the nearest whole percentage point using conventional rounding.

(a)    “Absolute TER Performance” is expressed in dollar terms, and is calculated by (A) (i) the Company’s Book Value per share of Stock at the end of the Performance Period, plus (ii) the cumulative dividends declared by the Company during the Performance Period, minus (B) the Book Value per share of Stock on the day immediately preceding the first day of the Performance Period (i.e., <<date>>) (which is $<<price>>). If the Performance Period ends on the Participant’s termination of employment or a Change of Control occurring prior to the Vesting Date, as described in Section 2 of the Agreement, then TER performance will be determined as of the end of the calendar quarter ending on or immediately preceding such termination of employment or Change of Control, as applicable, and the
Schedule A - 3

Committee shall prorate the absolute TER performance goal through the date as of which TER performance is determined, as the Committee deems appropriate.

(b)    “Book Value” shall have the meaning described in Section 1(d) above.

General Vesting Terms

1.    The actual number of Performance Units that vest will be based on the actual performance level achieved with respect to each Performance Goal. If the actual performance level achieved for any Performance Goal does not meet threshold performance for the applicable Performance Goal, then no Performance Units will be earned and vested for that Performance Goal pursuant to this Award. Threshold level performance may be achieved for one Performance Goal and not another based on the Company’s actual performance during the Performance Period. The actual number of Performance Units that vest will be determined by the Committee based on the actual performance level achieved with respect to each Performance Goal during the Performance Period, factoring in the weighting for each Performance Goal. The maximum number of Performance Units that may become earned and vested pursuant to this Award is capped at <<percent>>% of the Target Award.

2.    Provided that threshold level performance is achieved, if actual performance is between threshold and maximum performance, the number of Performance Units that will vest with respect to the Performance Goal, if any, will be interpolated on a straight line basis for pro-rata achievement for performance between threshold and maximum.

3.    Any fractional Performance Unit resulting from the vesting of the Performance Units in accordance with this Agreement shall be rounded down to the nearest whole number. Any portion of the Performance Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.
Schedule A - 4

Exhibit A

<<peer group>>

Exhibit A - 1